Exhibit 8.1
April 21, 2009
Melco Crown Entertainment Limited
36th Floor
The Centrium
60 Wyndham Street
Central
Hong Kong
Melco Crown Entertainment Limited
US$400 million American Depositary Shares
     Ladies and Gentlemen:
     We have acted as counsel to Melco Crown Entertainment Limited, a Cayman Islands corporation (“the Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) Amendment No. 1 to a Registration Statement on Form F-3 filed with the Commission on the date hereof (the “Amendment”), (ii) a Registration Statement on Form F-3 originally filed with the Commission on April 13, 2009 (the “Registration Statement”) and (iii) a prospectus, dated April 13, 2009 (the “Prospectus”), relating to the proposed sale from time to time by the Company up to US$400 million of its American Depositary Shares as filed with the Commission pursuant to Rule 424(b)(3) of the Act.
     In rendering this opinion, (i) we have examined the Amendment, the Registration Statement, the Prospectus and the depositary agreement, dated as of December 22, 2006, by and among, other parties, the Company (formerly, Melco PBL Entertainment (Macau) Limited) and Deutsche Bank Trust Company Americas (all of the foregoing, the “Transaction Documents”) and such other agreements, instruments, documents and records of the Company as we have deemed necessary or appropriate for the purposes of this opinion and (ii) we have assumed, without independent investigation or inquiry, and relied upon (a) the authenticity of, and the genuineness of all signatures on, all documents, the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies, the legal capacity of all natural persons executing documents; (b) the due authorization, execution, delivery and enforceability of the Transaction Documents; (c) the performance of all covenants and other undertakings by all parties to, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with their terms, that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, the valid existence and good standing of all parties to the Transaction Documents and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and (d) the accuracy of all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the statements of law and legal conclusions under the heading “Taxation — United States Federal Income Taxation” in the Prospectus represent our opinion.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond such matters. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion(s) expressed in our opinion.
     We consent to the filing of this opinion letter as an exhibit to the Amendment and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP